UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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PACE® Select Advisors Trust
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PACE® Global Fixed Income Investments (formerly, PACE® International Fixed Income Investments)

PACE® Select Advisors Trust | Information Statement

1285 Avenue of the Americas
New York, New York 10019-6028

March 23, 2017

Dear Shareholder,

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of PACE Global Fixed Income Investments ("Fund"), selects subadvisors for the Fund, a portfolio of PACE Select Advisors Trust ("Trust"), subject to approval of the board of trustees ("Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed J.P. Morgan Investment Management Inc. ("J.P. Morgan") to serve as a new subadvisor to the Fund. J.P. Morgan assumed investment advisory responsibility with respect to the Fund's portfolio on January 9, 2017.

In addition, at the recommendation of UBS AM, the Board has terminated Rogge Global Partners Ltd ("Rogge Global Partners") as a subadvisor to the Fund, effective as of the close of business on January 8, 2017.

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Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the U.S. Securities and Exchange Commission ("SEC"), the appointment of J.P. Morgan and approval of a corresponding investment subadvisory agreement between UBS AM and J.P. Morgan ("Subadvisory Agreement") on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program and through certain other advisory programs. Other share classes are offered to investors not participating in such programs.

Information regarding UBS AM

UBS AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the subadvisors for the Fund and recommend their hiring, termination and replacement. UBS AM continuously supervises and monitors the performance of each subadvisor on a quantitative and qualitative basis and regularly evaluates each subadvisor's investment strategy and investment performance as well as the consistency of the subadvisor's investment approach with the Fund's investment objective. In evaluating each subadvisor, UBS AM reviews a number of factors, including, but not limited to, the subadvisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the subadvisor's investment approach with those of oth-

er subadvisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Asset Management (US) Inc. ("UBS AM (US)"), an affiliate of UBS AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of December 31, 2016, UBS AM had approximately $138.7 billion in assets under management. UBS AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Asset Management Division, which had approximately $645 billion in assets under management worldwide as of December 31, 2016. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. Principal business offices of UBS AM are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

Table of Contents
Information regarding the PACESM Select Advisors Program	iii
Information regarding UBS AM	iii
PACE Global Fixed Income Investments	1
Background	1
Investment strategies of J.P. Morgan	1
New Subadvisory Agreement	2
Trustees' considerations	3
Additional information	6
SEC exemptive order	6
Additional information about UBS AM, UBS AM (US) and UBS Group AG	7
Additional information about J.P. Morgan	7
Reports to shareholders	Back cover

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PACE Global Fixed Income Investments

Background

At the recommendation of UBS AM, the Board appointed J.P. Morgan as a new subadvisor for the Fund and approved the Subadvisory Agreement at a meeting held on November 29-30, 2016. J.P. Morgan assumed investment advisory responsibilities and the Subadvisory Agreement became effective on January 9, 2017. The Trustees determined to approve the Subadvisory Agreement after a thorough analysis of the proposed service to be provided by J.P. Morgan. The material factors considered by the Trustees in approving the Subadvisory Agreement are set forth below under "PACE Global Fixed Income Investments—Trustees' considerations."

Investment strategies of J.P. Morgan

J.P. Morgan utilizes a strategy that involves investing primarily in global fixed income securities either directly or through the use of financial derivative instruments where appropriate. Issuers of these securities may be located in any country, including emerging markets. J.P. Morgan may invest a significant portion of the fund's assets in agency mortgage-backed securities, asset-backed securities and covered bonds with a less significant exposure to other structured products. J.P. Morgan may invest the fund's assets, to a limited extent, in below investment grade and unrated debt securities. J.P. Morgan may also use financial derivative instruments for hedging purposes. The financial derivative instruments J.P. Morgan may use include, but are not limited to, futures, options, forward contracts on financial instruments and options on such contracts, credit linked instruments and swap contracts and other fixed income, currency and credit derivatives. J.P. Morgan may also invest the fund's assets in other non-U.S. funds, and in assets denominated in any currency. A substantial part of the assets of the fund will be hedged into US dollars. Short-term money market instruments and deposits with credit institutions may be held on an ancillary basis.

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New Subadvisory Agreement

Under the Subadvisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, J.P. Morgan will provide a continuous investment program for the Fund including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act of 1940, as amended ("Investment Company Act").

Under the Subadvisory Agreement, J.P. Morgan will bear all expenses incurred by it in connection with its services to the Fund, but J.P. Morgan will not be responsible for any expenses incurred by the Trust, the Fund or UBS AM.

For the services provided and the expenses assumed by J.P. Morgan under the Subadvisory Agreement, UBS AM (not the Fund), will pay to J.P. Morgan a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of the Fund.

The Subadvisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Subadvisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS AM. The Subadvisory Agreement provides for termination, without payment of any penalty, by vote of the Board or

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by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to J.P. Morgan. UBS AM also may terminate the Subadvisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to J.P. Morgan; (ii) upon material breach by J.P. Morgan of any of the representations, warranties and agreements contained in the Subadvisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS AM, J.P. Morgan becomes unable to discharge its duties and obligations under the Subadvisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Subadvisory Agreement provides that J.P. Morgan may terminate the Subadvisory Agreement, without payment of any penalty, on 120 days' written notice to UBS AM.

As described below under "Additional Information—SEC Exemptive Order," UBS AM has received an exemptive order from the SEC enabling it to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Subadvisory Agreement provides that J.P. Morgan shall not be liable to UBS AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the Subadvisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Subadvisory Agreement.

Trustees' considerations

Background—At a meeting of the Board of the Trust on November 29-30, 2016, the Board, including the Independent Trustees, considered and approved the Subadvisory Agreement between UBS AM and J.P. Morgan with respect to the Fund. Management discussed with the Board its proposal to terminate Rogge Global Partners as the subadvisor to the Fund and to reallocate the assets managed by Rogge Global Partners to J.P. Morgan.

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Management noted that J.P. Morgan currently served as one of the subadvisors to PACE Large Co Growth Equity Investments, a fund of the Trust. In considering the approval of the Subadvisory Agreement, the Board was able to draw on its knowledge of the Trust, its funds and UBS AM. The Board recognized its familiarity with UBS AM and the investment management and subadvisory agreements for this and the other funds of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the funds. The Board also received a memorandum from UBS AM discussing UBS AM's reasons for recommending J.P. Morgan as a subadvisor to the Fund.

In its consideration of the approval of the Subadvisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Subadvisory Agreement—The Board's evaluation of the services to be provided by J.P. Morgan to the Fund took into account the Board's knowledge and familiarity gained as Trustees of funds in the UBS New York fund complex, including the Trust and its funds. It reviewed the purposes and investment objective of the Fund and UBS AM's overall plan to meet the Fund's stated purposes and objective. The Board considered management's reasons for recommending the appointment of J.P. Morgan as the subadvisor to the Fund, including its "due diligence" concerning J.P. Morgan and its belief that J.P. Morgan's global aggregate bond strategy would benefit the Fund by, among other reasons, improving the Fund's ability to generate risk-adjusted returns over full business cycles. The Board also received materials from J.P. Morgan detailing its investment philosophy and met with representatives of J.P. Morgan, who discussed with the Board that investment philosophy and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Subadvisory Agreement.

Subadvisory fee—The Board reviewed and considered the proposed contractual subadvisory fee to be payable by UBS AM to J.P. Morgan in

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light of the nature, extent and quality of the subadvisory services anticipated to be provided by J.P. Morgan. The Board noted that, based on current assets under management, the proposed contractual subadvisory fee was expected to result in a net decrease in the sub-advisory fees paid by UBS AM with respect to the Fund. The Board determined that the proposed subadvisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Subadvisory Agreement.

Fund performance—The Board received and considered composite performance information for the global aggregate bond strategy provided by J.P. Morgan. The Board also noted that, as J.P. Morgan would be a new subadvisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Subadvisory Agreement.

Advisor profitability—Profitability of J.P. Morgan or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the subadvisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund. As noted above, the Board observed that the contractual subadvisory fee payable by UBS AM to J.P. Morgan was expected to result in a net decrease in the subadvisory fees paid by UBS AM with respect to the Fund. The Board indicated that it would further consider the implications, if any, of this net decrease in subadvisory expense to UBS AM, among other matters, when it engaged in its next full UBS AM management contract review, or before if appropriate. In this regard, it was noted that UBS AM provides updated profitability data on the Fund on an ongoing quarterly basis, which provides the Board with other opportunities to monitor the impact of the proposed changes on profitability going forward.

Economies of scale—The Board noted that, as the subadvisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale with respect specifically to the subadvisory fee was not relevant.

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Other benefits to J.P. Morgan—The Board was informed by management that J.P. Morgan's relationship with the Fund would be limited to its provision of subadvisory services to the Fund and that therefore management believed that J.P. Morgan would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that J.P. Morgan could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a subadvisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a subadvisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Subadvisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Subadvisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS AM, so long as certain conditions are satisfied, to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment subadvisory agreement that has been entered into within 90 days of the effectiveness of the investment subadvisory agreement, and that the portfolio make available to

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shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS AM, UBS AM (US) and UBS Group AG

UBS AM, a Delaware corporation, is the manager and administrator of the Fund. UBS AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS AM's and UBS AM (US)'s principal business offices are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. UBS AM and UBS AM (US) are indirect subsidiaries of UBS Group AG. UBS AM is a member of the UBS Asset Management Division, which had approximately $645 billion in assets under management worldwide as of December 31, 2016 and is an investment advisor registered with the SEC. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of December 31, 2016, UBS AM had approximately $138.7 billion in assets under management.

Additional information about J.P. Morgan

J.P. Morgan's principal address is 270 Park Avenue, New York, New York 10017. As of December 31, 2016, J.P. Morgan had approximately $945.3 billion in assets under management. Iain Stealey and Linda Raggi are primarily responsible for the day-to-day management of the Fund.

The principal executive officers and directors of J.P. Morgan, as of the date of this document, are set forth below:

Name and Address	Position with J.P. Morgan*
John T. Donohue 270 Park Avenue New York, NY 10017	Director, Managing Director, President, Chief Executive Officer

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Name and Address	Position with J.P. Morgan*
Robert L. Young 270 Park Avenue New York, NY 10017	Director, Managing Director, Chief Operating Officer
Craig M. Sullivan 270 Park Avenue New York, NY 10017	Treasurer, Managing Director, Chief Financial Officer
Mark A. Egert 270 Park Avenue New York, NY 10017	Executive Director, Chief Compliance Officer
Lawrence M. Unrein 270 Park Avenue New York, NY 10017	Director, Managing Director, Chief Investment Officer, Global Head of Private Equity
Paul A. Quinsee 270 Park Avenue New York, NY 10017	Director, Managing Director, Global Head of Equities
Jedediah Laskowitz 270 Park Avenue New York, NY 10017	Director, Managing Director, Co-Head of Global Investment Management Solutions
Michael F. O'Brien 270 Park Avenue New York, NY 10017	Director, Managing Director, Co-Head of Global Investment Management Solutions
Michael A. Camacho 270 Park Avenue New York, NY 10017	Director, Managing Director, Global Head of Beta Strategies
Anton C. Pil 270 Park Avenue New York, NY 10017	Director, Managing Director, Global Head of Real Assets

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Name and Address	Position with J.P. Morgan*
George Gatch 270 Park Avenue New York, NY 10017	Director, Managing Director, Chairman
Robert C. Michele 270 Park Avenue New York, NY 10017	Director, Managing Director, Investment Team Head
Joy C. Dowd 270 Park Avenue New York, NY 10017	Director, Managing Director, Control Officer Executive
Andrew R. Powell 270 Park Avenue New York, NY 10017	Director, Managing Director
Megan A. McClellan 270 Park Avenue New York, NY 10017	Director, Managing Director
Scott E. Richter 270 Park Avenue New York, NY 10017	Secretary, Managing Director

J.P. Morgan does not advise or subadvise any other U.S. registered investment companies with an investment objective similar to that of J.P. Morgan's used with the Fund.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of J.P. Morgan and did not pay any fees to J.P. Morgan or its affiliates for services provided to the Fund.

*  None of the principal executive officers or directors above have principal employment other than their positions with J.P. Morgan and its affiliates, except that some of the principal executive officers and/or directors may hold other directorships and may be involved in businesses not affiliated with J.P. Morgan.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

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If you have any questions, please contact your investment professional.

March 23, 2017
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2017. All rights reserved.
UBS Asset Management (Americas) Inc. is a subsidiary of UBS AG.

www.ubs.com/am-us

PACE® Global Fixed Income Investments (formerly, PACE® International Fixed Income Investments)

PACE® Select Advisors Trust | Information Statement—Notice

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

March 23, 2017

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Global Fixed Income Investments ("Fund"), a portfolio of PACE Select Advisors Trust ("Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of the Fund, selects subadvisors for the Fund, a portfolio of the Trust, subject to approval of the board of trustees ("Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed J.P. Morgan Investment Management Inc. ("J.P. Morgan") to serve as a new subadvisor to the Fund. J.P. Morgan assumed investment advisory responsibility with respect to the Fund's portfolio on January 9, 2017. In addition, at the recommendation of UBS AM, the Board has terminated Rogge Global Partners Ltd as a subadvisor to the Fund, effective as of the close of business on January 8, 2017.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the Securities and Exchange Commission, the appointment of J.P. Morgan and approval of a corresponding investment subadvisory agreement between UBS AM and J.P. Morgan on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about March 29, 2017 to the Fund's shareholders of record as of March 3, 2017. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until at least July 3, 2017. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.